Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 15th day of August, 2019

B E T W E E N:

SPHERE 3D CORP., a corporation existing pursuant to the laws of the Province of Ontario

(herein called the "Corporation")

OF THE FIRST PART

and

PETER TASSIOPOULOS, residing in the

(herein called the "Executive")

OF THE SECOND PART

            WHEREAS the Executive entered into a consulting agreement dated March 4, 2013 with the Corporation whereby, the Executive was entitled to receive, inter alia, the following performance related payments: (i) a financing bonus in an amount equal to 3% of the gross proceeds raised on any non-brokered financing completed by the Corporation (excluding amounts subscribed for by directors, officers or parties introduced by them which participate in the financing), and (ii) a divestiture bonus in an amount ranging from 1% to 5% of the overall transaction value from the sale of all or substantially all of the shares or the assets of the Corporation;

            AND WHEREAS pursuant to the Share Purchase Agreement dated February 20, 2018 (the “Share Purchase Agreement”), as amended, by and among the Company, Overland Storage, Inc., a wholly owned subsidiary of the Company (“Overland”), and Silicon Valley Technology Partners, Inc., a corporation established by Eric Kelly, the Company’s Chief Executive Officer, who currently serves as the chief executive officer and chairman of the board of directors of such corporation (the “Overland Transaction”), the Executive ceased to be employed as President, and as a result of such change of control transaction, the Executive was entitled to receive payment in the amount of US$400,000 from the Corporation (the “Change of Control Payment”);

            AND WHEREAS the Executive has served as the President of the Corporation prior to the consummation of the Overland Transaction on November 13, 2018 and, following the sale by the Corporation of its Overland business division has served as the Chief Executive Officer of the Corporation;

            AND WHEREAS the Corporation does not have sufficient financial resources to pay the Change of Control Payment. Accordingly, the Executive is willing to waive his entitlement to receive the Change of Control Payment and has agreed to restructure such payment entitlement on the terms set forth in this Employment Agreement;

            AND WHEREAS the Corporation considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interest of the Corporation and its shareholders and wishes to enter into an Employment Agreement with the Executive (the "Employment Agreement") to ensure the continued retainer of the services of the Executive and to reward the Executive for his valuable, dedicated service to the Corporation.

            IN CONSIDERATION of the recitals and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.        ACKNOWLEDGEMENT

            The Executive hereby acknowledges and agrees that payment of the Change of Control Payment is hereby waived and the entitlement of the Executive to receive the Change of Control Payment shall be in accordance with Section 9 hereof.

2.        AGREEMENT; TERM

            The Corporation hereby employs the Executive for an indefinite term, subject to the provisions hereunder, and the Executive hereby accepts employment with the Corporation for the term of this Employment Agreement set forth in Section 2 below, in a position and with the duties, responsibilities and authority as the Board of Directors of the Corporation may from time to time assign to him in keeping with those duties, responsibilities and authority more particularly set forth in Section 3 below, and upon all other terms and conditions in this Employment Agreement set forth herein.

3.        POSITION, RESPONSIBILITY

            It is intended that the Executive shall serve as the Chief Executive Officer of the Corporation with responsibility to exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's position, commensurate with the authority vested in the Executive pursuant to this Employment Agreement and consistent with the governing documents of the Corporation.

            Throughout the term of this Employment Agreement, the Executive shall devote an appropriate amount of his time and attention to the business and affairs of the Corporation, except for vacations and except for illness or incapacity, but, subject to Section 9, and subject to the approval of the Board of Directors of the Corporation, which will not be unreasonably withheld, nothing in this Employment Agreement shall preclude the Executive from devoting reasonable periods required for serving, as appropriate, on boards of directors of other corporations, from engaging in charitable and public service activities, provided such activities do not materially interfere with the performance of his duties and responsibilities under this Employment Agreement and do not constitute a conflict of interest with respect to his employment herein.

4.        COMPENSATION

            For services rendered by the Executive during the term of this Employment Agreement, the Executive shall be entitled to receive an annual base salary of CAD$310,000.00. In addition, the Executive shall be eligible to receive bonuses and to participate in the Corporation’s various stock and other retention compensation plans (collectively, the “Stock Compensation Plans”) as determined by the Board of Directors. The terms of any such options or other rewards shall be in accordance with the provisions of the Corporation's Stock Compensation Plans.

In addition, the Executive shall be entitled to a financing bonus (the “M&A Fee”) equal to 3% of the total value of any transaction relating to the purchase of all of the shares or all or substantially all the assets of the Corporation that is completed during the Executive’s tenure with the Corporation and for a period of 6 months following his ceasing to be an Executive of the Corporation in the event that he has been terminated under Section 9 (a), (b), (d) or (e) below. The M&A Fee shall be calculated based on the total value, including cash, equity and any assumed debt, of any merger or acquisition completed by the corporation. The Corporation shall pay the M&A Fee in a combination of equity and cash on the same pro-forma ratio as the consideration paid in the M&A transaction, should one occur.

5.        PERQUISITES AND BUSINESS EXPENSES

            The Executive will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the Corporation's business upon presentation of sufficient evidence that such expenditures are authorized expenditures pursuant to policies adopted by the Board of Directors of the Corporation from time to time.

6.        BENEFIT PROGRAMS

            The Executive will be entitled to participate in all the benefit programs of the Corporation from time to time in effect under the terms and conditions of such programs, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization and surgical and major medical coverages, dental insurance, sick leave, including salary continuation arrangements, vacations and holidays, long-term disability, and such other fringe benefits as are or may be available from time to time to other Canadian executives of the Corporation.

7.        VACATION

            The Executive shall be entitled to all usual public holidays and, in addition, to 20 business days paid vacation during each year of the Executive's employment hereunder. Such vacation shall be utilized by the Executive at such time or times as do not materially interfere with the ongoing conduct of the Corporation's business and operations.

8.        INDEMNITY

            Subject to the provisions of the Corporation’s governing corporate legislation, the Corporation agrees to indemnify and save the Executive harmless from and against any and all demands, claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of having been a director or officer of the Corporation or of any affiliated company, whether before or after termination if:

a)	the Executive acted honestly and in good faith with a view to the best interests of the Corporation; and

b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful.

            The Corporation shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any such proceeding prior to the final disposition thereof upon receipt by the Corporation of an undertaking by or on behalf of the Executive to repay the Corporation such advanced amounts if it shall be determined ultimately that the Executive is not entitled to be indemnified by the Corporation hereunder and if it is not then contrary to applicable law for the Corporation to do so.

9.        TERMINATION OF EMPLOYMENT

a)

Death - In the event of the death of the Executive during the term of this Employment Agreement, the Executive's salary and any deferred compensation will be paid to the Executive's designated beneficiary, and in the absence of such designation, to the estate or other legal representatives of the Executive, through the end of the month in which death occurs. The rights and benefits of the Executive under the Executive benefit plans and programs of the Corporation, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs. In addition, in the event of death of the Executive, the Corporation shall still be obligated to provide the Executive the Change of Control Payment and the M&A Payment.

b)

Disability - The Executive's employment shall terminate automatically upon written notice from the Corporation in the event of the Executive's absence or inability to render the services required hereunder due to disability, illness, incapacity or otherwise for an aggregate of one hundred and eighty days during any 12-month period during the term. In the event of any such absence or inability, the Executive shall be entitled to receive the compensation provided for herein for such period, and thereafter the Executive shall be entitled to receive compensation in accordance with the Corporation's long-term disability plan, if any, together with such compensation, if any, as may be determined by the Board of Directors of the Corporation. In addition, in the event of the Executive is disabled, the Corporation shall still be obligated to provide the Executive the Change of Control Payment and the M&A Payment.

c)

Termination by the Corporation for Cause - In the event of a termination for cause, there will be no continued salary or payment whatsoever by the Corporation to the Executive following the termination (save and except for accrued salary, deferred compensation and vacation pay) and any rights and benefits of the Executive under the Executive benefit plans and programs of the Corporation will be determined in accordance with the terms of such plans and programs. For the purposes of this Section 9(c) and of the Executive's employment with the Corporation, "cause" shall mean that:

i)

The Executive has committed a felony or indictable offence or has improperly enriched himself at the expense of the Corporation or has committed an act evidencing dishonesty or moral turpitude, including without limitation an act of theft;

ii)

The Executive, in carrying out his duties hereunder, (A) has been willfully or grossly negligent, or (B) has committed willful and gross misconduct or, (C) has failed to comply with a clear instructions or directive from the Board of Directors of the Corporation after having been informed of a failure to so comply;

iii)	The Executive has breached a material term of this Employment Agreement;

iv)	The Executive becomes bankrupt or in the event a receiving order (or any analogous order under any applicable law) is made against the Executive or in the event the Executive makes any general disposition or assignment for the benefit of his creditors; or

v)	The Executive commits any other act giving the Corporation cause to terminate the Executive's employment in accordance with the common law of Ontario.

Prior to any termination of the Executive for cause due to any occurrence described in subparagraphs 9(c)(ii), (iii), (v) and (vi) above, the Corporation shall notify the Executive in writing of the particulars of the occurrence upon which termination would be based and shall in such notice advise the Executive as to whether, in the Corporation's sole discretion, the default of the Executive occasioned by such occurrence is capable of being cured or rectified in full without loss or damage to the Corporation, in which case the Corporation shall afford the Executive a reasonable period of not less than five business days in which to cure or rectify such default. In such event and provided the Executive cures or rectifies such default in full without loss or damage to the Corporation, the Executive's employment shall not be terminated on the basis of such occurrence.

d)	Termination by the Corporation without Cause - In the event of a termination without cause, the Corporation will provide to the Executive the following payments:

i)	the Change of Control Payment; and

ii)	the M&A Payment.

In addition, the Corporation shall provide the Executive with any pro-rated bonus or other incentives as of the date of termination, to the extent earned or realized. It is agreed and understood that these amounts are reasonable and include any obligations which the employer may have or pay in lieu of notice and/or severance pay pursuant to the Ontario Employment Standards Act, 2000, as amended, or its counterpart in any other jurisdiction. In addition, it is agreed that if the Executive is terminated by the Corporation without cause pursuant to subparagraph 9(c), all options or other awards, as applicable, issued to the Executive pursuant to the Corporation’s Stock Compensation Plans shall, subject to the terms of the Corporation’s Stock Compensation Plans, automatically vest on the date of termination and the Executive shall be entitled to exercise said option in accordance with the provisions of the Corporation’s Stock Compensation Plans. It is agreed that this Employment Agreement may not be terminated by the Corporation without cause, without the approval of the Board of Directors of the Corporation.

e)

Termination for Good Reason - The Executive shall have the right at any time to terminate his employment with the Corporation for any reason. For purposes of this Employment Agreement and subject to the Corporation's opportunity to cure as provided herein, the Executive shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

i)	a material diminution during the Employment Period in the Executive's duties or responsibilities as set forth in Section 3 hereof;

ii)	a change in the location of the Corporation’s offices which exceeds 25 kilometers and would require the Executive to relocate in order to perform his duties hereunder,

iii)	a material breach by the Corporation of the compensation and benefits provisions set forth in Section 4 hereof;

iv)	a material breach by the Corporation of any of the terms of this Employment Agreement, other than as specifically provided herein; or

v)	a Change of Control.

For the purposes of this Employment Agreement, a “Change of Control” shall be deemed to have occurred if on or after the date hereof, any person (which, for all purposes hereof, shall include, without limitation, an individual, sole proprietorship, partnership, unincorporated associate, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee executor, administrator or other legal representative) or any group of two or more persons acting in concert, becoming the beneficial owner, directly or indirectly, of securities of the Corporation representing, or acquiring the right to control or direct, or acquiring through the conversion of securities or the exercise of warrants or other rights to acquire securities, more than fifty percent (50%) of the combined voting power of the Corporation or any successor to the Corporation in any manner whatsoever, including, without limitation, as a result of a takeover bid or an amalgamation of the Corporation with any other entity or any other business combination or reorganization.

Notwithstanding the foregoing, it shall be a condition precedent to the Executive's right to terminate his employment for "good reason" that, except in the case of a Change of Control which effect shall be immediate upon consummation of the said transaction, (1) the Executive shall first have given the Corporation written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the Corporation having effectively cured or remedied such breach during such 10-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional 10 days) provided the Corporation has made and continues to make a diligent effort to effect such remedy or cure.

In the event of a termination for good reason, the Corporation will provide to the Executive the following amounts:

i)	the Change of Control Payment; and

ii)	the M&A Payment.

In addition, the Corporation shall provide the Executive with any pro-rated bonus or other incentives as of the date of termination, to the extent earned or realized. It is agreed and understood that these amounts are reasonable and include any obligations which the Corporation may have or pay in lieu of notice and/or severance pay pursuant to the Ontario Employment Standards Act, 2000, as amended, or its counterpart in any other jurisdiction. In addition, it is agreed that if the Executive terminates his employment with the Corporation for good reason pursuant to subparagraph 9(d), all options or awards, as applicable, issued to the Executive pursuant to the Corporation’s Stock Compensation Plans shall, subject to the terms of the Corporation’s Stock Compensation Plans, automatically vest on the date of termination and the Executive shall be entitled to exercise said option in accordance with the provisions of the Corporation’s Stock Compensation Plans.

10.      TIMING OF PAYMENT OF SEVERANCE AMOUNTS; AMOUNTS NOT SUBJECT TO MITIGATION

            The severance packages in subparagraphs 9(d) and (e) shall be payable in a lump sum within 30 days of the Executive’s date of termination. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Employment Agreement and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations to make (or cause to be made), the payments and arrangements required to be made under this Employment Agreement.

11.      PROPERTY OF THE CORPORATION

a)

The Executive acknowledges that all Intellectual Property (as defined below) and all items of any and every nature or kind created or used by the Executive during his employment with the Corporation, or furnished by the Corporation to the Executive, and all equipment, credit cards, books, records, reports, files, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Corporation at all times and shall be surrendered to the Corporation, in good condition, promptly on the termination of the Executive’s employment irrespective of the time, manner or cause of termination. All personal effects used by the Executive in carrying out his duties will remain the property of the Executive and shall be removed by him on termination of his employment.

b)

The Executive agrees that, during the term of his employment, he will promptly, upon development thereof, fully inform and disclose to the Corporation all discoveries, findings, reports, designs, inventions, improvements, methods, processes, practices, techniques, programs, concepts and ideas, whether or not patentable or copyrightable (collectively, the “Intellectual Property”), which pertain or relate to the business of the Corporation or to any experimental work carried on by the Corporation, whether conceived by the Executive alone or with others and whether or not conceived during regular working hours.

c)

The Executive hereby agrees to assign, transfer, and convey to the Corporation, and to cause each of his agents and contractors to assign, transfer and convey to the Corporation, all rights to any Intellectual Property, and confirm that he will, at any time or from time to time, upon the Corporation’s request do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, waivers, conveyances, and assurances as may be required to carry out the intent of this section.

d)

The Executive agrees to assist the Corporation in obtaining patents or copyrights and any other intellectual property rights on all such Intellectual Property and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, or other registrations to vest the Corporation with full and exclusive title thereto, and protect the same against infringement by others.

e)

The Executive hereby represents and warrants to the Corporation that he does not currently have any Intellectual Property that has not been assigned to the Corporation and, to the extent that such representation and warranty is incorrect in any way, the Executive hereby sells, assigns and transfers to the Corporation any and all Intellectual Property which the Executive currently possesses.

12.      WAIVER OF MORAL RIGHTS

            The Executive hereby waives all Moral Rights (as hereinafter defined) whether now existing or arising during the term of the Executive’s employment and any similar rights to any works and Intellectual Property developed during the course of the Executive’s employment or in contemplation of such employment. The waiver of such rights is made in favour of the Corporation and any assignee, licensee, purchaser, lender or other party claiming an interest under or through the Corporation or under any agreement entered into by the Corporation. For purposes of this Employment Agreement, “Moral Rights” means any right to:

a)	divulge a work or any Invention to the public;

b)	retract a work or any Invention from the public;

c)	claim authorship or anonymity related to a work or any Invention;

d)	object to any distortion, mutilation or modification of a work or any Invention; or

e)	use a work or any Invention in association with a product, service, cause or institution;

and includes any and all rights similar to the above listed rights, existing under judicial or statutory law of any country or jurisdiction in the world including the Copyright Act (Canada), as amended from time to time, or under any treaty, regardless of whether such right is called or generally referred to as a moral right.

13.      CONFIDENTIAL INFORMATION

a)

The Executive acknowledges that throughout the course of his employment with the Corporation the Executive may have access to and be entrusted with confidential information, trade secrets and know-how concerning the business and property of the Corporation and with information, trade secrets and know-how which other persons shall require the Corporation and its employees, agents and consultants to treat as confidential (all of which information, trade secrets and know-how of the Corporation and others, together with any Intellectual Property, shall be collectively defined as “Confidential Information”).

b)

The Executive agrees that disclosure of any Confidential Information or any use of the Confidential Information other than on behalf of or for the direct benefit of the Corporation is and will be highly detrimental to the Corporation and that the right to maintain the confidentiality of the Confidential Information constitutes a proprietary right which the Corporation is entitled to protect or is an obligation which the Corporation must observe. Accordingly, the Executive hereby agrees that:

i)

he shall keep confidential all of the Confidential Information for the exclusive benefit and use of the Corporation and will faithfully do all in his power to assist the Corporation in keeping the Confidential Information confidential until the Corporation shall make the same public either by obtaining patent rights, copyrights or otherwise;

ii)	he shall not, directly or indirectly, disclose or divulge any of the Confidential Information to any person, firm, corporation or other entity of any kind whatsoever;

iii)

he shall not, directly or indirectly, either individually or in partnership with, or jointly with one or more persons, firms, corporations or any other entity of any kind whatsoever as principal, agent, employee, shareholder or in any other capacity or manner whatsoever, use any of the Confidential Information other than on behalf of or for the direct benefit of the Corporation;

iv)	he shall not divulge, disclose or communicate to any person, firm or corporation the name of any customer of the Corporation and/or the Business (as hereinafter defined); and

v)	he shall not use for his own purpose any Confidential Information relating to the Corporation and/or the Business.

14.      NON-COMPETITION/NON-SOLICITATION

            The Executive agrees that the Executive will not, without the prior written consent of the Corporation, while employed by the Corporation and for a period of one (1) year after the date of termination:

a)

directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in any business similar to or competitive with the business of the Corporation, understood to be the containerization, virtualization and provision of data management solution (the “Business”) in any country where the Corporation operates, or be concerned with or interested in or lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person, persons, firm, association, syndicate, company or corporation engaged in, concerned with or interested in any competitive business except that the Executive may own no more than 1% of the total issued and outstanding capital stock of a publicly-held or private corporation engaged in, concerned with or interested in any competitive business;

b)

directly or indirectly solicit, interfere with or endeavour to direct or entice away from the Corporation any customer or any person, firm or corporation in the habit of dealing with the Corporation, and/or the Business; or

c)

interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee or independent contractor of the Corporation or, following termination of the Executive’s employment, any employee who was in the employ of the Corporation during the one (1) year period, as the case may be, preceding the date of termination.

15.      REASONABLESS OF PROVISIONS

a)

The Executive hereby acknowledges and agrees that all covenants, provisions and restrictions contained in Sections 11, 12, 13 and 14 hereof are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Executive.

It is understood by the parties hereto that the covenants in Sections 11, 12, 13 and 14 hereof by the Executive are essential elements to this Employment Agreement and that, but for the agreement of the Executive to enter into such covenants, the Corporation would not have retained the Executive.

b)

The Executive further acknowledges and agrees that in the event of a violation of the covenants, provisions and restrictions contained in Sections 11, 12, 13 and 14 hereof, the Corporation shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled.

16.      WITHHOLDING

            Anything to the contrary notwithstanding, all payments required to be made by the Corporation hereunder to the Executive or his estate or beneficiaries, shall be subject to the withholding of such amounts relating to taxes as the Corporation may reasonably determine, after consultation with the Executive, it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Corporation may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided the Corporation is satisfied that all requirements of law affecting the Corporation's responsibilities to withhold have been complied with.

17.      ENTIRE AGREEMENT

            This Employment Agreement contains the entire agreement between the parties hereto with respect to matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto relating to such matters.

18.      ASSIGNMENT

            Except as herein expressly provided, the respective rights and obligations of the Executive and the Corporation under this Employment Agreement shall not be assignable by either party without the written consent of the other party and shall enure to the benefit of and be binding upon the Executive and the Corporation and their permitted successors or assigns, including, in the case of the Corporation, any other corporation or entity with which the Corporation may be merged or otherwise combined or which may acquire the Corporation or its assets in whole or in substantial part, and, in the case of the Executive, his estate or other legal representatives. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

19.      APPLICABLE LAW

            This Employment Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with, the laws of the Province of Ontario without regard to the conflicts of laws rules thereof. The Corporation and the Executive hereby each irrevocably consent and attorn to the jurisdiction of the courts of the Province of Ontario with respect to any dispute or proceeding arising in connection with this Employment Agreement.

20.      AMENDMENT OR MODIFICATION: WAIVER

            No provision of this Employment Agreement may be amended or waived unless such amendment or waiver is authorized by the Corporation (including any authorized officer or committee of the Board of Directors of the Corporation) and is in writing signed by the Executive and by a duly authorized officer of the Corporation. Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

21.      RESIGNATIONS

            The Executive hereby agrees that, upon termination of this employment for any reason whatsoever, the Executive shall thereupon be deemed, upon the request of the Corporation, to have immediately resigned any position the Executive may have as an officer and/or director of the Corporation, together with any other office, position or directorship which the Executive may hold with any of the Corporation's subsidiaries or related entities in connection with or arising from the performance of the Executive duties of employment under this Employment Agreement. In such event, the Executive shall, at the reasonable request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations which are consistent with the terms of this Employment Agreement.

22.      PROVISIONS SURVIVING TERMINATION

            It is expressly agreed that notwithstanding termination of the Executive's employment with and by the Corporation for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Corporation, respectively, in relation or arising up to the time up to and including the date of termination; and the provisions of Sections 8, 9, 11, 12, 13, 14, 15, 19, 21 and 22 of this Employment Agreement, all of which shall remain and continue in full force and effect unless and until the Board of Directors of the Corporation at its absolute discretion resolves otherwise and so notifies the Executive in writing.

23.      SEVERABILITY

            In the event that any provision or portion of this Employment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Employment Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24.      COUNTERPARTS

            This Employment Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

25.      REFERENCES

            In the event of the Executive's death or a judicial determination of his incompetency, reference in this Employment Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries.

26.      CAPTIONS

            Captions to the Sections of this Employment Agreement are solely for convenience and no provision of this Employment Agreement is to be construed by reference to the captions of that Section.

27.      CURRENCY

            Unless otherwise specified herein, all dollar amounts referred to herein shall mean Canadian dollars.

28.      INDEPENDENT LEGAL ADVICE

            The Executive acknowledges that:

d)	he has been advised to and has either sought, or waived his right to seek, independent legal counsel in connection with this Employment Agreement;

e)	he fully understands the nature and effect of the provisions of this Employment Agreement and his obligations and rights hereunder; and

f)	he is executing this Employment Agreement of his/her own volition in a free and enlightened manner, and without fear, threats, compulsion, duress or influence by any person.

            IN WITNESS WHEREOF this Employment Agreement has been executed by a duly authorized officer of the Corporation and the Executive as of the day first above written.

SPHERE 3D CORP.

By:	/s/ Duncan McEwan
Duncan McEwan
Chairman of the Compensation Committee

SIGNED, SEALED and	)
DELIVERED in the presence of:	)
)
)
)
)
/s/ Jason Meretsky	)	/s/ Peter Tassiopoulos
Witness		Peter Tassiopoulos